Exhibit 10.36

SECOND AMENDMENT
THIS SECOND AMENDMENT (the “Second Amendment”) is made and entered into as of March 12, 2018 by and between Exponent Realty, LLC, a Delaware limited liability company (“Landlord”), and Corcept Therapeutics Incorporated, a Delaware corporation (“Tenant”).
RECITALS

A.
Landlord and Tenant are parties to that certain lease dated April 1, 2016 (the “Lease”), and the first amendment (the “First Amendment”) dated June 1, 2017 Pursuant to the Lease and the First Amendment, Landlord has leased to Tenant space currently containing approximately 23,473 rentable square feet (the “Premises”) on the first and second floor of the building, located at 149 Commonwealth Dr., Menlo Park, CA 94025 (the “Building”).

B.	The Lease by its terms is due to expire on March 31, 2019 (“Expiration Date”)

C.
Tenant now desires to expand the Premises to include approximately 1,964 rentable square feet (the “Second Expansion Premises”) described as Suite 1139 for a total rentable square footage of 25,437 rentable square feet now known as (the “Premises,”) all on the following terms and conditions:

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Expansion and Expansion Term. The Premises shall be expanded to include approximately 1,964 rentable square feet (the “Second Expansion Premises”) described as Suite 1139, as shown in Exhibit A of this Second Amendment. The term of the Second Expansion Space shall commence on March 19, 2018 and terminate on the Expiration Date of March 31, 2019.

2.
Base Rent. The Base Rent for the Premises shall be as shown in the schedule below. Tenant shall continue to pay its’ proportionate share of the Operating Expenses and Real Estate Taxes on the Premises. As of March 19, 2018, the schedule of Base Rent payable with respect to the Premises is the following:

DATE	PERIOD	RENTABLE SQ. FT.	BASE RENT PER RSF* PER YEAR	MONTHLY AMOUNT	PERIODICAL MOUNT
03/19/2018 to 03/31/2018	13 days	25,437	53.52	$113,449.02	$47,575.40
04/01/2018 to 03/31/2019	12 Months	25,437	$53.52	$113,449.02	$1,361,388.24
*RSF is defined as Rentable Square Foot/Feet

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Tenant’s Building Percentage. Effective March 19, 2018 the Tenant’s Building Percentage set forth in section C.5 of the BASIC LEASE PROVISIONS is hereby changed to read:
C.5. Tenant’s Building Percentage: Sixteen and Fifty-Five hundredth percent (16.55%)

4.
Premises. Effective March 19, 2017, during this lease term and any further expansion terms, as long as suites 1197 is occupied by Tenant and Tenant is not in default, the following verbiage set forth in paragraph 2 of the OFFICE LEASE AGREEMENT dated April 1, 2016 will not apply:

2 (i) Room 1186 and 1188
At Landlord’s sole option Room 1186 and 1188, located on the first floor of the premises, may be recaptured by the Landlord with 60 days written notice to the Tenant. In the event Landlord recaptures this space, an amendment will be made to the lease prior to the recapture date, adjusting the monthly rent and total square footage by 235 rentable square feet.

5.	Security Deposit. Landlord currently holds a security deposit from the Tenant in the amount of $14,248.70. No additional security deposit shall be required in connection with this Second Amendment.

6.
Improvements to and Condition of Premises. Tenant accepts the Premises in “as is” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Second Amendment.

7.	Miscellaneous.

7.1
This Second Amendment, which is hereby incorporated into and made a part of the Lease, sets forth the entire agreement between the parties with respect to the matters herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Second Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this

Second Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm, entity, broker or other tenants in the Building without obtaining the express written consent of Landlord.

7.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.3	In the case of any inconsistency between the provisions of the Lease and the First Amendment, the provisions of this Second Amendment shall govern and control.

7.4
Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Second Amendment until Tenant and Landlord have executed and Landlord delivered the same to Tenant.

7.5
Tenant hereby represents to Landlord that Tenant has dealt with no real estate brokers or agents in connection with this Second Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such real estate brokers or agents (collectively, the “Landlord Related Parties”) harmless from all claims of any real estate brokers or agents claiming to have represented Tenant in connection with this Second Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no real estate brokers or agents in connection with this Second Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such real estate brokers or agents (collectively, the “Tenant Related Parties”) harmless from all claims of any real estate brokers or agents claiming to have represented Landlord in connection with this Second Amendment.

7.6	Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.
LANDLORD:
EXPONENT REALTY, L.L.C.,
a Delaware limited liability company

Date:	3/12/2018 By: /s/ RICHARD L. SCHLENKER
Name:    Richard L. Schlenker
Title:    Executive Vice President & CFO
TENANT:
Corcept Therapeutics Incorporated,
a Delaware corporation

Date:	3/12/2018 By: /s/ CHARLES ROBB
Name:    Charles Robb
Title:    CFO

Exhibit A
Premises

Exhibit A
Premises

CONFIDENTIAL
This document contains information that is legally privileged, confidential and/or exempt from disclosure to any third party. It is only intended for the person(s) or entities to which it was sent. Dissemination, distribution, publication, or reproduction of information contained herein is strictly prohibited.
Please shred any discarded pages.
SUITE
Suite 1139
SIZE
1,964 RSF
1132
1131B
1131A
1139
1137
1138
1136
1142
1140
1143
Exponent
149 COMMONWEALTH DRIVE
MENLO PARK, CA 94025
www.exponent.com
PROJECT NAME
FIRST FLOOR - SUITE 1139
©2014 EXPONENT, INC. ALL RIGHTS RESERVED
SCALE
NOT TO SCALE
N
DATE: AUGUST 20, 2014
DRAWING TITLE: FLOOR PLAN PRINT
SHEET: 1

EXHIBIT B
TENANT IMPROVEMENTS
WORK LETTER
•Landlord and Tenant agree as follows:
Landlord shall construct the Tenant Improvements within the Premises substantially in accordance with the plans and specifications prepared for and approved by Tenant (the “Plans”), and approved by Landlord prior to the start of construction, a summary of which is attached hereto as Exhibit B-l. It is agreed that construction of the Tenant Improvements will be completed at Tenant’s sole cost and expense using Landlord’s Building standard methods, materials and finishes. Landlord shall enter into a direct contract for the Tenant Improvements with a general contractor selected by Landlord after consultation with Tenant. In addition, Landlord shall have the right to select and/or approve any subcontractors used in connection with the Tenant Improvements. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation or warranty by Landlord that such Plans, or the revisions thereto, comply with applicable insurance requirements or Applicable Law, or that the improvements constructed in accordance with the Plans or any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of the Plans (including compliance with Applicable Law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment).
The anticipated cost of the Tenant Improvements, including the cost of the Plans borne by Landlord, if any, labor and materials, and contractor’s fees are Shown in Exhibit B-2. Upon Substantial Completion of the Tenant Improvements, Landlord will submit a final billing to Tenant and Tenant shall pay to Landlord such Costs, plus any applicable state sales or use tax thereon, within ten (10) business days following Landlord’s demand.
If Tenant shall request any revisions to the Plans that are not substantially in accordance with the Plans, Landlord shall have plans for such revisions prepared at Tenant’s sole cost and expense, and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans borne by Landlord, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Tenant Improvements, if any, resulting from such revisions to the Plans. Tenant, within three (3) business days after such notification from Landlord, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such timely written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any actual delay in completion of the Premises resulting from any Tenant Delays (as defined below). If such revisions result in an increase in the cost of the Tenant Improvements, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord, but Tenant acknowledges that Landlord’s review of the Plans and any revisions thereto is solely for Landlord’s internal purposes and shall not be or be understood to be a representation or warranty that such Plans or the revisions thereto comply with applicable insurance requirements or Applicable Law, or that the improvements constructed in accordance with the Plans or any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of the Plans (including compliance with Applicable Law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment).
All necessary construction shall be commenced promptly and shall be substantially completed in accordance with the Plans; provided, however, that the time for substantial completion shall be extended for additional periods of time equal to the time lost by Landlord or Landlord’s contractors, subcontractors or suppliers due to strikes or other labor troubles, governmental restrictions and limitations, acts of terrorism, riots, scarcity, unavailability or delays in obtaining government approvals or permits, fuel, labor or material, war or other national emergency, accidents, floods or defective materials, fire damage or other casualties, weather conditions or any cause similar or dissimilar to the foregoing beyond the reasonable control of Landlord or Landlord’s contractors, subcontractors, or suppliers or Tenant Delays (collectively, “Unavoidable Delays”). If the Commencement Date is a function of the substantial completion of the Tenant Improvements, then the Commencement Date shall be the date upon which the substantial completion of the Tenant Improvements would have occurred but for Unavoidable Delays.
Each of the following shall constitute a “Tenant Delay” (collectively, “Tenant Delays”):
Delays caused by any delay in Tenant’s delivering the Plans to Landlord, Tenant’s revisions to the Plans.
Tenant’s failure to furnish approvals or requests for modification within three (3) business days after receipt from Landlord.
Delays in furnishing materials, services, supplies, labor or components caused by the Tenant or Tenant’s preferred vendor.
Delays caused by the performance of any work or activity in the Premises by Tenant or any of its employees, agents, or contractors.
In constructing the Tenant Improvements, Landlord may (a) make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (b) make changes to the work necessitated by conditions met in the course of construction, provided that if any change noted in

(a) or (b) above is material and substantial in nature, then Tenant’s approval of such change shall first be obtained (which approval shall not be unreasonably withheld or delayed).
Landlord’s Contractor.
Landlord’s construction of the Tenant Improvement shall be performed by a licensed contractor selected by Landlord.
With respect to the Tenant Improvements, the term “substantial completion” or “substantially complete” shall mean the date when the following has occurred: the Tenant Improvements have been completed to the state that will allow Tenant to use the Premises for its intended purposes in compliance with Applicable Law, without material interference to or impairment of Tenant’s business activities by reason of any item of work remaining to be done to effect full completion of the Tenant Improvements.
Landlord shall make commercially reasonable efforts to cause the Substantial Completion of the Tenant Improvements by April 30, 2018.
Tenant, at Tenant’s sole cost and expense, shall be allowed to install, prior to the date of Substantial Completion, any and all data, telecommunications, and Access Control systems, including all wiring, so long as the installation does not delay or unreasonably interfere with Landlord’s contractors. All work done by Tenant shall be performed by Landlord’s contractor or contractors approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant may install Tenant’s furniture and fixtures prior to the Commencement Date so long as Tenant does not unreasonably interfere with Landlord’s contractors. Tenant and Tenant’s contractors shall provide certificate of insurance that are reasonably acceptable to Landlord prior to first entry to Premises.
The Tenant Improvements shall be constructed in accordance with the Plans attached hereto as Exhibit B-l, subject to any changes as may be agreed to by Landlord and Tenant, and in compliance with Applicable Law, in a good and workmanlike manner, free of defects and using materials and equipment of good quality. Tenant shall have the right to enter the Premises and inspect the construction of the Tenant Improvements.
Notwithstanding anything to the contrary contained herein or in the Lease, within thirty (30) days, if at all, following the date of Tenant’s acceptance of the Premises, Tenant shall deliver a written “punch list” with respect to the Tenant Improvements to Landlord setting forth any and all deviations from the Plans in the Tenant Improvements, and Landlord shall repair any deviations set forth in such “punch list” as soon as practicable thereafter.

EXHIBIT B-1
CONSTRUCTION SPECIFICATIONS

EXHIBIT B-2
CONSTRUCTION COST ESTIMATE

Marquis Construction Inc.
184A Morris Lane
Campbell, CA 95008-5408
Warren.jaques@marquis-const.com
License 652983

March 2, 2018

Exponent
149 Commonwealth Drive
Menlo Park, CA 94025

Attention: Kevin Booker
Proposal: Removable Wall per client instruction

Scope: Provide labor and material outlined project:

Description of Work

- Demo approximately 22 lineal feet of full height wall
- Disconnect electrical, phone and data drops
- Repair Tbar after disconnecting metal studs – patch where needed
- Mark coil data and phone in ceiling
- Patch wall end at building structural K member
- Sheetrock, tape & texture to match existing walls
- Add 2 switches on patched wall for open area
- Relocate and extend to adjacent wall exhaust fan switch
- Patch carpet with customer-supplied carpet materials, approx. 24' x 7"
- Light fixture layout to remain as is
- Add 20 amp copier receptacle where needed (location supplied by customer)

Labor & Materials,	$ 7096
Disposal Fees	$ 390
Project operations, insurance (included)	
Add'l: Electric strike installation on jump	$ 185
TOTAL	**$7671**

General Notes:
- Standard additional insured included in proposal.
- Permit and engineering not included in proposal.
- All work to be done during normal working hours.
- Work to be scheduled based on access to all locations at the same time.